Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made this       day of      , 2007 (the “Effective Date”), by and between PAYLESS SHOESOURCE, INC., a Delaware corporation, (“PSS”) and                      (“Executive”).
WITNESSETH:
     WHEREAS, Payless and its related entities are one of the leading retail companies in the United States with self service shoe stores throughout the United States, Puerto Rico and the U.S. Virgin Islands, Guam, Saipan and Canada.
     WHEREAS, PSS conducts its business in part through various direct and indirect subsidiaries (PSS and its subsidiaries and affiliates being collectively referred to as “Payless”).
     WHEREAS, Executive is employed by Payless as a Senior Vice President pursuant to that certain Amended and Restated Employment Agreement dated effective as of                      (the “Prior Employment Agreement”).
     WHEREAS, Executive recognizes and acknowledges that Executive’s position with Payless provides Executive with access to Payless’ proprietary, trade secret and other confidential information relating to its business.
     WHEREAS, Payless has expended a great deal of time, money and effort to develop and maintain its proprietary, trade secret and confidential information; this information, if misused or disclosed, could be very harmful to Payless’ business and its competitive position in the marketplace.
     WHEREAS, Executive recognizes and acknowledges that if Executive’s employment with Payless ceases, Payless needs certain protections to ensure that Executive does not misuse or disclose any proprietary, trade secret or confidential information entrusted to Executive during the course of employment or take any other action which could result in a loss of Payless’ good will that was generated on Payless’ behalf and at its expense, and, more generally, to prevent Executive from having an unfair competitive advantage over Payless.
     WHEREAS, Executive desires to be employed by Payless, to be eligible for potential compensation increases and to be given access to proprietary, trade secret and confidential information of Payless necessary for Executive to perform Executive’s job, but which Payless would not make available but for Executive’s signing and agreeing to abide by the terms of this Agreement.
     WHEREAS, the parties desire to terminate the Prior Employment Agreement in its entirety and to be subject to and bound by the terms and conditions of this Agreement.
     In consideration of the mutual promises and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term. This Agreement shall commence on the Effective Date and shall expire on May 31, 2009 (the “Contract Term”), unless sooner terminated in accordance with Paragraph 8 hereof. Beginning on May 31, 2007, the Contract Term will be automatically extended each day by one day, until either party delivers to the other written notice of non-renewal.
2. Duties.
     (a) Executive shall perform all duties incident to the position of Senior Vice President, as well as any other duties as may be assigned from time to time by Payless, and agrees to abide by all the by-laws, policies, practices, procedures and rules of Payless. Executive agrees to use Executive’s best efforts, energies and skill to perform the duties and responsibilities of the position, and to this end will devote Executive’s full time and attention exclusively to the business of Payless. Executive may be assigned or transferred to another management position, as designated by Payless, which may or may not provide the same level of responsibility as the initial assignment. [Inasmuch as Executive is a licensed attorney, this Agreement is intended to take into account not only Payless’ needs and interests, but also Executive’s ethical and other duties and responsibilities as an attorney.—only in attorney agreements] This Agreement shall remain in effect and shall apply to Executive, without any need for re-execution, regardless of the Payless subsidiary or business division for which Executive works or provides services, or the duties to which Executive may in the future be assigned.
     (b) At all times during the Contract Term, Executive will maintain Executive’s residence within reasonable access to the Corporate Headquarters of Payless or any division to which Executive may be assigned.
3. Compensation; Benefits.
     (a) Base Salary. Payless agrees to pay Executive a base salary during the Contract Term at the annual rate of $                    , less applicable taxes and withholding, payable in equal bi-weekly installments, which annual rate will be subject to an annual review, which may result in an increase or decrease in salary, during Payless’ regularly scheduled review time.
     (b) Incentive Plans. Executive shall be eligible to participate in such annual and long-term plans, programs or arrangements established from time to time for senior executives of Payless (the “Incentive Plans”), in accordance with and subject to all of the terms and provisions of such Incentive Plans.
     (c) Expenses. Payless shall reimburse Executive for all items of normal business expense incurred by Executive as an employee of Payless in accordance with Payless’ reimbursement policies in effect from time to time.
     (d) Benefits. Payless has adopted certain welfare benefit plans (including, but not limited to, medical, prescription drug, dental, disability, and life insurance) and has established certain perquisites which may, from time to time, confer rights and benefits on Executive in accordance with their terms. Payless may also, in the future, adopt additional welfare benefit plans, establish additional perquisites, or amend, modify or terminate any of the aforesaid welfare benefit plans and arrangements, all in accordance with their terms and in accordance with applicable law. Unless effectively waived, Executive shall be entitled to whatever rights and benefits which may be conferred on Executive, from time to time in accordance with the terms of such plans and arrangements.
     (e) Stock. Executive will be eligible for future grants of restricted stock, stock-settled stock appreciation rights, stock options, or performance units, if any, as may be granted under the terms of the Payless ShoeSource, Inc. 2006 Stock Incentive Plan, in accordance with the criteria established from time to time by the Compensation Committee of the Payless ShoeSource, Inc. Board of Directors.
     (f) Automobile Allowance. Executive shall be eligible for an automobile allowance as determined by Payless from time to time, paid monthly upon written request. The portion of the allowance that is substantiated as business-related will not be considered taxable.
4. Noncompete.
     (a) At all times during the Contract Term, and for a period of two (2) years immediately following Executive’s last day of employment with Payless, Executive will not directly or indirectly:
     (i) own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing, or control of, or be a partner in, be employed by, or act as an advisor, consultant, agent, officer, director, or independent contractor for, or otherwise have an interest in, a Competing Business; or
     (ii) solicit, induce, hire, or attempt to aid or assist any person or entity other than Payless in soliciting for employment, offering employment to, or hiring, any employee of Payless or any person who, at any time during the 12 months prior to the solicitation, was employed by Payless.
Nothing in this Paragraph 4(a) shall prevent Executive, however, from performing Executive’s duties and responsibilities for Payless. In addition, ownership of an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business shall not constitute ownership or participation in ownership in violation of Paragraph 4(a)(i). [ Provided Paragraph 4(a) shall not apply to Executive if Executive is employed by or acting as an advisor to a Competing Business solely in Executive’s capacity as a lawyer.—only in attorney agreements]
     (b) The term “Competing Business” shall include, but not be limited to:
     (i) any retail business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear or accessories in whole or in part competitive to that sold by Payless (“Competitive Footwear”) (including, without limitation, Wal-Mart Stores, Inc.; Sears Holdings Corporation; Target Corporation; Foot Star, Inc.; DSW, Inc.; Aldo Shoes, Inc.; Ross Stores, Inc.; T.J. Maxx; Off-Broadway Shoes; Burlington Coat Factory Warehouse Corporation; Gennesco Inc.; Brown Shoe Company, Inc.; Shoe Carnival, Inc.; Kohl’s

Corporation; Liz Claiborne, Inc.; Big 5 Sporting Goods Corporation; J.C. Penney Company; Shoe Zone, Limited; Bata, Limited; Shoes.com; Zappos.com) within 10 miles of any Payless store or the store of any wholesale customer of Payless in the United States, or anywhere in any foreign country in which Payless has retail stores or wholesale customers;
     (ii) any franchising or wholesaling business with gross sales or revenues in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenues in the prior fiscal year of more than $25 million) which sells Competitive Footwear at wholesale to franchisees, retailers or other footwear distributors located within 10 miles of any Payless store or the store of any wholesale customer of Payless in the United States, or anywhere in any foreign country in which Payless has retail stores or wholesale customers;
     (iii) any footwear manufacturing business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells Competitive Footwear to retailers, wholesale customers, or other footwear distributors located within 10 miles of any Payless store or the store of any wholesale customer of Payless in the United States, or anywhere in any foreign country in which Payless has retail stores or wholesale customers (including, without limitation, Nine West Shoes; Dexter Shoe Company; Liz Claiborne, Inc.; Wolverine Worldwide, Inc.; Timberland Company; Nike, Inc.; Reebok International, Ltd.; K-Swiss, Inc.; and adidas-Salomon AG); or
     (iv) any business which provides buying office services to any store or group of stores or businesses referred to in Paragraph 4(b).
     (c) Background of non-compete restrictions:
     (i) In connection with its business, Payless has expended a great deal of time, money and effort to develop and maintain its proprietary, trade secret and confidential information; this information, if misused or disclosed, could be very harmful to Payless’ business and its competitive position in the marketplace;
     (ii) Executive recognizes and acknowledges that Executive’s position with Payless provides Executive with access to Payless’ proprietary, trade secret, and confidential information;
     (iii) Payless compensates its employees to, among other things, develop and preserve goodwill and relationships on Payless’ behalf and to develop and preserve business information for Payless’ exclusive ownership and use;
     (iv) long-term customer and supplier relationships often can be difficult to develop and require a significant investment of time, effort and expense; and

     (v) Executive recognizes and acknowledges that if Executive’s employment with Payless were to cease, Payless would need certain protections in order to ensure that Executive does not appropriate or use any confidential and proprietary trade secret information entrusted to Executive during the course of employment or take any other action which could result in a loss of Payless’ goodwill that was generated on Payless’ behalf and at its expense, and, more generally, to prevent Executive from having an unfair competitive advantage over Payless.
     (d) Reasonableness of non-compete restrictions. Executive acknowledges and agrees that the restrictions in Paragraph 4 are reasonable and that such restrictions are enforceable in view of the background for the non-compete restrictions set forth in the Paragraph 4(c), and in view of, among other things, the following:
     (i) the markets in which Payless operates its businesses;
     (ii) the proprietary, trade secret, and other confidential business information to which Executive has or will have access;
     (iii) Executive’s training and background, which are such that neither Payless nor Executive believes that the restraint will pose an undue hardship on the Executive or prevent Executive from finding suitable non-competitive employment during the specified period of non-competition;
     (iv) a Competing Business could benefit greatly if it were to obtain Payless’ proprietary, trade secret, and other confidential business information;
     (v) Payless would not have adequate protection if Executive is permitted to work for any Competing Business in violation of this Agreement since Payless would be unable to verify whether its proprietary, trade secret, and other confidential business information was being disclosed or misused;
     (vi) the limited duration and limited scope of, and the limited activities prohibited by, the restrictions in Paragraph 4; and
     (vii) Payless’ legitimate interests in protecting its proprietary, trade secret, and other confidential business information, goodwill and relationships.
     (e) If Executive violates Executive’s obligations under Paragraph 4, then Payless shall be entitled to all legal and equitable rights and remedies under this Agreement, including all of its rights and remedies referred to in Paragraph 10 of this Agreement. Further, any time in which Executive is in violation of Executive’s obligations shall not count toward satisfying the time during which any injunctive restriction shall apply. For example, if Executive were to join a competitor in violation of the restrictions in Paragraph 4(a) and work for such competitor for one month before a court enjoined such violation, then the two year time period of the restriction would begin when such injunction were issued; the one month in which Executive violated the restriction would not count toward the time that the restriction applies.

     (f) Executive agrees to provide a copy of this Agreement (with Paragraph 3(a) redacted, if desired) to any prospective employer Executive contacts during or after termination or resignation of employment. Executive authorizes Payless to contact Executive’s future employers and other entities with which Executive has any business relationship to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employer and entities. Executive releases Payless, its employees and agents, from all liability for damages arising from such contact or communications.
5. Confidential Information.
     (a) Executive will not, at any time during the Contract Term or after termination of employment, directly or indirectly use, make known, disclose, furnish, or make available Confidential Information (as defined herein), other than in the proper performance of the duties contemplated herein.
     (b) “Confidential Information” means any non-public information pertaining to Payless’ business disclosed by Payless to Executive, or developed or learned by Executive during the course of Executive’s Payless employment, including, without limitation, any confidential information and documents concerning Payless’ customers; customer, supplier, and vendor lists; terms, conditions and other business arrangements with vendors, suppliers, or factories; contract factory lists; manufacturing plans; advertising, marketing plans and strategies; pricing information; profit margins; seasonal plans, goals, objectives and projections; compilations, analyses and projections regarding Payless’ businesses, product segments, product lines, suppliers, sales and expense information; patent applications (prior to their being public); salary, staffing and employment information (including information about performance of other executives); operations manuals; computer software applications and other programs; techniques, methods, styles, designs and design concepts, business plans, knowledge and data related to processes, products, compounds, compositions, formulae, lasts and molds, and “know-how,” techniques or any technical information not of a published nature relating, for example, to how Payless conducts its business;
     (c) Executive acknowledges that Payless’ business is intensely competitive and that, by virtue of Executive’s employment with Payless, Executive will have access to and knowledge of Confidential Information. Executive also agrees that the misuse or direct or indirect disclosure of Confidential Information to existing or potential competitors of Payless would place it at a competitive disadvantage and would harm and damage Payless’ business.
     (d) During Executive’s employment with Payless and thereafter, Executive will: (i) notify and provide Payless immediately with the details of any unauthorized possession, use or knowledge of any Confidential Information, (ii) assist in preventing any reoccurrence of such possession, use or knowledge, and (iii) cooperate with Payless in any litigation or other action to protect or retrieve Confidential Information.
6. Payless Intellectual Property. (a) Executive hereby assigns to Payless all of Executive’s rights, title, and interest (including but not limited to all patent, trademark, copyright and trade secret rights) in and to all Work Product (as defined herein). Executive further acknowledges and agrees that all copyrightable Work Product prepared by Executive within the scope of Executive’s employment with Payless are “works made for hire” and, consequently, that Payless owns all copyrights thereto. For purposes of this Agreement, “Work Product” shall include but is not limited to, all literary works, software, documentation, memoranda, photographs, artwork, sound recordings, audiovisual works, ideas, designs, inventions, discoveries, creations, conceptions, improvements, processes, algorithms, and so forth which (i) are prepared or developed by Executive, individually or jointly with others, during Executive’s employment with Payless, or within six (6) months thereafter, whether or not during working hours, and (ii) relate to or arise in any way out of (1) current and/or anticipated business and/or activities of Payless, (2) Payless’ current and/or anticipated research or development, (3) any work performed by Executive for Payless, and/or (4) any information or assistance provided by Payless, including but not limited to Confidential Information.
     (b) Executive shall promptly disclose to Payless all Work Product. All such Work Product is and shall forthwith become the property of Payless, or its designee, whether or not patentable or copyrightable. Executive will execute promptly upon request any documents or instruments at any time deemed necessary or proper by Payless in order to formally convey and transfer to Payless or its designee title to such Work Product, or to confirm Payless or its designee’s title therein, and it order to enable Payless or its designee to obtain and enforce United States and foreign Letters Patent, Trademarks and Copyrights thereon. Executive will perform Executive’s obligations under this Paragraph 6 without further compensation, except for reimbursement of reasonable out-of-pocket expenses incurred at the request of Payless.
7. Disability. If Executive becomes Disabled and remains continuously so Disabled for a period of 180 days, then Payless’ obligations under this Agreement may be terminated by notice in writing to that effect during the continuance of such Disability, such termination to take effect the later of (a) the last day of the month during which such notice is given or (b) the last day of such 180 day period. If Executive has made a previous election to participate in the Payless ShoeSource, Inc. Long-Term Disability Plan (subject to the terms and provisions of that plan), then the terms of that plan shall apply. “Disability” or “Disabled” shall mean disability as defined under the Payless ShoeSource, Inc. Long-Term Disability Plan applicable to Executive.
8. Termination.
     (a) For Cause; Voluntary Resignation; Death; Disability. Payless may terminate Executive’s employment for Cause at any time upon written notice to Executive, with immediate effect. Executive may voluntarily resign from Payless at any time upon 30 days written notice to Payless; provided, Payless may require Executive to cease working earlier and which date shall be the termination date. If Executive’s employment terminates during the Contract Term by reason of Executive’s death or Disability, by Executive’s voluntary termination of employment, or by Payless for Cause:
     (i) Executive’s basic compensation and employee benefits shall cease on the date of such termination or resignation, except as otherwise provided in any applicable employee benefit plan or program;

     (ii) Executive shall be entitled to receive Executive’s base salary through that date of termination or resignation (including payment for any accrued but unused vacation), payable within the first pay period following termination or resignation;
     (iii) Executive will be reimbursed, in accordance with Payless policy, for any business expenses properly incurred by Executive prior to the date of termination or resignation;
     (iv) Executive shall be entitled to any equity-linked awards, consistent with the terms of the applicable award agreements;
     (v) Executive shall be entitled to such portion of any long-term cash incentive compensation as shall be payable under the terms of the Incentive Plans; and
     (vi) Executive will have the opportunity to continue coverage in Payless’ medical, dental, and vision plans in which Executive is participating on the date of termination or resignation, through COBRA.
     (b) Without Cause by Payless. Payless may terminate Executive’s employment Without Cause at any time upon written notice to Executive. If Executive’s employment is terminated Without Cause:
     (i) Executive’s basic compensation and employee benefits shall cease on the date of such termination, except as otherwise provided herein or in any applicable employee benefit plan or program;
     (ii) Executive shall be entitled to receive Executive’s base salary through that date of termination (including payment for any accrued but unused vacation);
     (iii) Executive will be reimbursed, in accordance with Payless policy, for any business expenses properly incurred by Executive prior to the date of termination;
     (iv) Provided that Executive is not in violation of, and does not violate, any of Executive’s obligations under Paragraphs 2, 4, 5, and 6 of this Agreement, Executive shall be entitled to a severance payment in an amount equal to two (2) times Executive’s then current base salary at the time of termination of employment, payable in a lump sum, less applicable withholdings and deductions;
     (v) Executive shall be entitled to the amount of any annual award payable to Executive under the Incentive Plans for the fiscal year in which Executive’s employment is terminated, prorated by the number of days Executive is actively employed in that fiscal year divided by the number of days in the fiscal year, and payable at the time and pursuant to the terms of such Incentive Plans, less applicable withholdings and deductions; provided, however, such Annual Award must be paid no later than 2 1/2 months from the end of Payless’ fiscal year in which Executive’s employment terminates;

     (vi) Executive shall be entitled to any equity-linked awards, consistent with the terms of the applicable award agreements;
     (vii) Executive shall be entitled to such portion of any long-term cash incentive compensation as shall be payable under the terms of the Incentive Plans;
     (viii) Executive will receive a special payment which is the equivalent, before taxes, to the portion paid by Payless towards 18 months of COBRA coverage under Payless’ medical, dental and vision plans, to the extent Executive is participating in such plan(s) on the date of termination; and.
     (ix) Executive shall receive executive-level outplacement services to be coordinated by the Human Resources Department. Executive must commence utilizing the outplacement services no later than 30 days following the date of termination or the right to such services will cease. Provided, however, the services in no event will extend beyond 15 months following the date of termination.
     (x) If at the time that Executive terminates employment Executive is a “key employee” within the meaning of IRC Section 409A and regulation issued thereunder, then, if necessary to comply with 409A, payment to Executive shall not be made until six (6) months after termination of employment and such payment shall be made in a lump sum, less applicable withholdings and deductions.
     (c) “Cause” means:
     (i) an act of fraud, embezzlement, or theft against Payless, or any other violation of the law that is harmful to the Company’s operations (excluding minor traffic violations), or conviction of a felony;
     (ii) grossly negligent disclosure of Confidential Information contrary to the policy of Payless;
     (iii) material breach of any of the terms of this Agreement, abuse of Executive’s position for personal gain, or breach of Executive’s duties to Payless and its shareholders;
     (iv) engagement in any competitive activity which would constitute a breach of Executive’s duty of loyalty or of Executive’s obligations under this Agreement;
     (v) grossly negligent breach of any policy of Payless including those contained in Payless’ Code of Ethics;
     (vi) the conviction of Executive, or a plea of guilty or nolo contendre, to any crime involving moral turpitude;
     (vii) the willful and continued failure by Executive to substantially perform

Executive’s duties with Payless (other than any such failure resulting from Executive’s incapacity due to physical or mental illness); or
     (viii) the willful engaging by Executive in conduct which is demonstrably or materially injurious to Payless, monetarily or otherwise.
For purposes of this Paragraph 8(c), an act, or a failure to act, shall not be deemed “willful” or “intentional” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interest of Payless, as determined by Payless’ Senior Vice President-Human Resources. Failure to meet performance standards or objectives, by itself, will not constitute “Cause”.
Payless shall be entitled to suspend Executive with pay while investigating any conduct that could constitute Cause.
     (d) Executive agrees that, in addition to any other remedies, and to the extent permitted by law and or plan, Payless shall be permitted, as part of the computation of any final amount due to Executive as compensation, wages, bonus, or otherwise, and before any such amount shall be due and owing, to reduce any amount which Payless may otherwise owe to Executive by any unpaid amount which Executive owes to Payless.
     (e) Executive’s obligations under Paragraph 2 shall cease on the effective date of such resignation or termination for whatever cause(s), Executive’s obligations under the Agreement, including Paragraphs 4, 5, and 6, shall remain in full force and effect, and Payless shall be entitled to all legal and equitable rights and remedies under this Agreement, including all of its rights and remedies referenced in Paragraph 10 of this Agreement.
     (f) Upon resignation or termination of employment due to whatever cause(s), Executive shall return all property of Payless which is then or thereafter comes into Executive’s possession, including but not limited to documents, contracts, agreements, plans, photographs, books, notes, records, computer diskettes and tapes, and any other electronically stored data and all copies of the foregoing, as well as an other material or equipment supplied by Payless, keys, credit cards, and equipment, and delete from Executive’s own computer or other electronic storage medium any Confidential Information. Executive shall also sign all documents necessary for Executive’s immediate resignation as an officer of Payless.
     (g) The payments and other benefits provided in Paragraph 8 are not made pursuant to any welfare benefit or pension plan as defined by the Employee Retirement Income Security Act of 1974.
9. Release and Waiver of Claims. The parties agree that payment of severance and other benefits provided in Paragraph 8 shall constitute payment in full for all compensation due to Executive, are in lieu of any benefits which Executive may otherwise be entitled under the Payless ShoeSource, Inc. Severance Plan, and constitute full and complete discharge of any and all claims which Executive might otherwise have or purport to have with respect to any period subsequent to the effective date of such resignation or termination, for the payment of compensation, or any additional benefits provided by Payless to Executive. Provided, however, the payments of the amounts specified in Paragraph 8(b)(iv),(v),(viii) and (ix) are contingent upon Executive signing a Separation Agreement and General Release, prior to payment.
10. Remedies. Executive acknowledges and agrees that the restrictions in this Agreement are reasonable in order to protect Payless’ expectations and rights under this Agreement and to provide Payless with the protections it needs to, among other things, safeguard its Confidential Information. Executive agrees that any breach or threatened breach of Paragraphs 4, 5, or 6 of this Agreement by Executive will cause immediate irreparable injury to Payless, for which an award of damages alone may be inadequate. Therefore, Payless shall be entitled, in addition to any other legal or equitable right or remedy it may have, to temporary, preliminary, and permanent injunctive relief restraining such breach or threatened breach of Paragraphs 4, 5, or 6 of this Agreement. Moreover, any award of injunctive relief shall not preclude Payless from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including forfeiture of any payments not yet made and return of any payments already received by Executive. In the event Payless is successful in any suit or proceeding relating to the enforcement of this Agreement, Executive agrees to pay Payless’ fees, costs and expenses, including attorneys’ fees.
11. Representations of Executive. Executive hereby represents and warrants that the execution and delivery of this Agreement and Executive’s employment with Payless do not violate any previous employment agreement or other contractual obligation of Executive with any other party. Executive has not disclosed, and will not disclose, to Payless any information, whether confidential, proprietary or otherwise, which Executive is not legally free to disclose. Executive shall abide by the terms of any nondisclosure or confidentiality agreement between Payless and any other parties.
12. Severability. The invalidity or unenforceability of any provision, or portion thereof, of this Agreement shall not affect the remainder of that provision or any other provision of the Agreement. If any clause is deemed overly broad, illegal, invalid, or unenforceable with respect to the duration of time or the geographic scope, then such clause shall automatically be amended to the extent (but only to the extent) necessary to make it sufficiently narrow in scope, time and geographic area so that it shall be enforceable, and that it is not illegal, void or unenforceable. All other remaining terms and provisions shall remain in full force and effect.
13. Entire Agreement. With the sole exception of the Change of Control Agreement dated                     , and the Indemnification Agreement dated                     , each between Payless and Executive, and each amended from time to time (collectively, the “Related Agreements”), the entire understanding and agreement between the parties has been incorporated into this Agreement, and this Agreement supersedes all other employment agreements or other arrangements (except the Related Agreements), whether oral or written, with respect to the subject matter contained herein, including the Prior Employment Agreement which is hereby terminated. This Agreement may be executed in counterparts, in which case each of the two counterparts shall be deemed to be an original and the final counterpart shall be deemed to have been executed in Topeka, Kansas.

14. Amendment, Breach and Waiver. This Agreement may not be changed, amended, or modified in any manner except by a written instrument in writing signed by both the parties hereto, except that if IRC Section 409A is determined to have applicability to any portion of this Agreement, with the effect that Executive shall have no right to any payment hereunder prior to six months from employment termination, this Agreement may be amended by Payless to comply with IRC Section 409A. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any of such provision, or of the right to such party thereto to enforce each and every such provision in the event of a subsequent breach.
15. Successors and Assigns. This Agreement and/or the rights hereunder shall be freely assignable by Payless. This Agreement shall inure to the benefit of, and be binding upon, any entity which shall succeed to Payless’ business. Being a contract for personal services, neither this Agreement nor any rights hereunder, shall be assigned by Executive, and any such attempts or purported assignment shall be null and void.
16. Third Party Beneficiary. Each PSS direct and indirect subsidiary is a third party beneficiary of this Agreement with respect to, among other things, the protection of each such subsidiary’s interest in such subsidiary’s Confidential Information, customer goodwill, relationships and contacts, and each such subsidiary has the full rights and power to enforce the rights, interests and obligations under this Agreement of or relating to such subsidiary.
[17. Ethical Obligations. In recognition of Executive’s ethical duties and responsibilities as a licensed attorney, the parties agree that nothing in this Agreement shall prevent Executive from providing legal advice or otherwise being engaged in the practice of law; provided, however, that Executive agrees not to breach any ethical obligations Executive has by virtue of being, or having been, Payless’ general counsel. — only in attorney employment agreements]
18. Governing Law; Choice of Forum. This Agreement, and any questions relating or regarding the validity, interpretation, or performance, shall be governed by and construed in accordance with the laws of the State of Kansas, without reference to the conflicts or choice of law principles thereof. Payless and Executive agree that any action to enforce any provision of this Agreement shall be filed and litigated exclusively in any state court or federal court located in the City of Topeka, Kansas, or in Shawnee County, Kansas. Payless and Executive hereby waive any defense of lack of personal jurisdiction or venue in such courts and agree that process may be served, if made upon Payless, upon Payless’ registered agent (with a copy to Payless’ General Counsel), or if made upon Executive, at Executive’s last known address on the records of Payless.
BY SIGNING THIS AGREEMENT, EXECUTIVE HEREBY CERTIFIES THAT EXECUTIVE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE SIGNING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAS HAD SUFFICIENT OPPORTUNITY TO REVIEW THE AGREEMENT WITH ANY ADVISOR WHICH EXECUTIVE MAY DESIRE TO CONSULT, INCLUDING LEGAL COUNSEL; (D) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING IT TO ASK ANY QUESTIONS EXECUTIVE HAS ABOUT THIS AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO

ALL SUCH QUESTIONS; AND (E) UNDERSTANDS EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

PAYLESS SHOESOURCE, INC.
By:
Its: